Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Fuer International, Inc. It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Date: February 14, 2013

LI ZHANG

/s/ Li Zhang
Li Zhang

XI LIU

/s/ Xi Liu
Xi Liu

LI GUO LI

/s/ Li Guo Li
Li Guo Li

ORIENTAL AGRICULTURE CO., LTD.

By:	/s/ Li Zhang
Name: Li Zhang
Title: Sole Director

TRADE EVER HOLDINGS LIMITED

By:	/s/ Xi Liu
Name: Xi Liu
Title: Sole Director

FAITH ORIGINS LIMITED

By:	/s/ Li Guo Li
Name: Li Guo Li
Title: Sole Director